                                                                     EXHIBIT 3.1

                      ARTICLES OF AMENDMENT AND RESTATEMENT
            OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                        EMMIS COMMUNICATIONS CORPORATION

The undersigned officer of EMMIS COMMUNICATIONS CORPORATION (the "Corporation"), existing pursuant to the provisions of the INDIANA BUSINESS CORPORATION LAW (IND. CODE SS. 23-1 et SEQ.), AS AMENDED (the "Act") and desiring to give notice of corporate action effectuating amendment and restatement of certain provisions of its Amended and Restated Articles of Incorporation, certifies the following facts:

                              ARTICLE I - AMENDMENT

SECTION 1:  The date of incorporation of the Corporation is:

                        JULY 17, 1986

SECTION 2: The name of the Corporation following this amendment and restatement of its Amended and Restated Articles of Incorporation is:

                        EMMIS COMMUNICATIONS CORPORATION

SECTION 3: The text of the Amended and Restated Articles of Incorporation is amended and restated to read as follows:

                        SEE ATTACHED EXHIBIT 1

This Amendment and Restatement is to be effective upon filing.

                         ARTICLE II-MANNER OF ADOPTION AND VOTE

SECTION 1:  Action by Directors:

The Board of Directors of the Corporation duly adopted resolutions amending and restating the Amended and Restated Articles of Incorporation. These resolutions were adopted at a meeting duly held on February 8, 2000, at which a quorum was present.

SECTION 2:  Action by Shareholders:

The Shareholders of the Corporation entitled to vote in respect of the amendments contained in the restatement adopted the proposed amendments by vote of such Shareholders during a meeting called by the Board of Directors and held on February 21, 2000. The result of such vote was as follows:

                                                                      Proposal 2:           Proposal 3:
                                              Proposal 1:            Amendment to          Amendment to
                                              Amendment to         Create Non-Voting    Classify Board and
                                              Increase Shares           Common          Make Other Changes
                                              ---------------         ----------        ------------------
NUMBER OF OUTSTANDING SHARES:
         CLASS A:                           20,487,853                20,487,853            20,487,853
         CLASS B:                            2,369,291                 2,369,291             2,369,291
SHARES ENTITLED TO VOTE:
         CLASS A:                           20,487,853                20,487,853            20,487,853
         CLASS B:                            2,369,291                 2,369,291             2,369,291
         TOTAL VOTES (1):                            -                         -            44,180,763
SHARES/VOTES REPRESENTED AT MEETING:
         CLASS A:                           14,944,594                14,944,594            14,944,594
         CLASS B:                            2,369,291                 2,369,291             2,369,291
         TOTAL VOTES (1):                            -                         -            38,637,504
SHARES VOTED IN FAVOR:
         CLASS A:                           8,635,0591                 2,752,830             5,694,331

         CLASS B:                           2,369,291                  2,369,291             2,369,291
         TOTAL VOTES (1):                           -                          -            29,387,241
SHARES VOTED AGAINST:
         CLASS A:                           6,313,588                  2,183,060             8,254,898
         CLASS B:                                   0                          0                     0
         TOTAL VOTES (1):                           -                          -             8,254,898
ABSTENTIONS:
         CLASS A:                               3,747                     16,503                20,543
         CLASS B:                                   0                          0                     0

---------------
(1) For proposals one and two, voting was by class. For proposal three, all shares voted as a single class and pursuant to the amended and restated articles of incorporation, each Class A share was entitled to one vote and each Class B share was entitled to ten votes.

SECTION 3:  Compliance with legal requirements:

The manner of the adoption of the Articles of Amendment and Restatement and the votes by which they were adopted constitute full legal compliance with the provisions of the Act, the Amended and Restated Articles of Incorporation, and the Code of By-Laws of the Corporation.

     I hereby verify, subject to penalties for perjury, that the facts contained herein are true this 22nd day of February, 2000.


                                   ------------------------------------------
                                   Norman H. Gurwitz
                                   Executive Vice President and Secretary

                                    EXHIBIT 1

              SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                        EMMIS COMMUNICATIONS CORPORATION



     The Second Amended and Restated Articles of Incorporation (the "Restated Articles") of Emmis Communications Corporation, a corporation organized and existing under the laws of the State of Indiana (the "Corporation"), are as follows:


                                    ARTICLE I

                                 Corporate Name

     The name of the Corporation is Emmis Communications Corporation.


                                   ARTICLE II

                                    Purposes

     The purpose of the Corporation is to transact any or all lawful business for which corporations may be incorporated under the Indiana Business Corporation Law, as now or hereafter amended (the "Act"). The Corporation shall have the same capacity to act as possessed by natural persons and shall have and exercise all powers granted to business corporations formed under the Act and permitted by the laws of the State of Indiana in force from time to time hereafter, including, but not limited to, the general rights, privileges and powers set out in the Act, the power to enter into and engage in partnerships and joint ventures, and to act as agent. The Corporation shall have the power and capacity to engage in all business activities, either directly or through any person, firm, entity, trust, partnership or association.


                                   ARTICLE III

                                   Definitions

     As used herein, the following terms shall have the meanings indicated:

     "Act" has the meaning defined in Article II.

     "Affiliate of Smulyan" means (i) any person or entity that, directly or indirectly, controls, is controlled by or is under common control with Smulyan,
(ii) any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which Smulyan is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent

(10%) or more of any class of voting securities, or in which Smulyan has a substantial beneficial interest, (iii) a Qualified Voting Trust, (iv) any other trust or estate in which Smulyan has a substantial beneficial interest or as to which Smulyan serves as trustee or in a similar fiduciary capacity, or (v) any relative or spouse of Smulyan, or any relative of such spouse, who has the same residence as Smulyan.

     "Alien" has the meaning defined in Article XI.

     "Alien Ownership Restrictions" has the meaning defined in Article XI.

     "Board of Directors" has the meaning defined in Section 7.2(a).

     "Class A Directors" has the meaning defined in Section 7.4(b).

     "Class A Shares" has the meaning defined in Section 6.1(a).

     "Class B Shares" has the meaning defined in Section 6.1(b).

     "Class C Shares" has the meaning defined in Section 6.1(c).

     "Common Shares" has the meaning defined in Section 6.1(c).

     "Communications Act" has the meaning defined in Article XI.

     "Corporation" has the meaning defined in the introduction to these Restated Articles.

     "Effective Date" means March 1, 1994, the date and time at which the Corporation's Amended and Restated Articles become effective.

     "Event of Automatic Conversion" means each of the automatic conversion events described in Section 7.6(a) or Section 7.6(c).

     "Existing Common Shares" has the meaning defined in Section 7.6(a).

     "Going Private Transaction" shall mean any transaction that is a "Rule 13e-3 Transaction," as such term is defined in Rule 13e-3(a)(3), 17 C.F.R. ss. 240.13e-3, as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended; provided, however, that the term "affiliate" as used in Rule 13e-3(a)(3)(i) shall be deemed to include an Affiliate of Smulyan.

     "Independent Director" shall have the meaning defined in Part III, Section 5(c) of Schedule D to the By-Laws of the National Association of Security Dealers, Inc., as the same may be amended from time to time.

     "Preferred Stock" has the meaning defined in Section 6.1(c).

     "Qualified Voting Trust" means any voting trust, voting agreement or similar arrangement pursuant to which Smulyan generally controls the vote of the Common Shares held by or subject to such trust, agreement or similar arrangement, regardless of whether the beneficial owner reserves or is granted a limited right to vote such Common Shares in certain circumstances. A good faith determination by the Board of Directors as to whether a voting trust, voting agreement or similar arrangement constitutes a Qualified Voting Trust shall be conclusive and binding on all shareholders.

     "Restated Articles" has the meaning defined in the introduction to these Second Amended and Restated Articles of Incorporation of Emmis Communications Corporation.

     "Smulyan" means and refers to Jeffrey H. Smulyan.




                                   ARTICLE IV

                                Term of Existence

     The period during which the Corporation shall continue is perpetual.


                                    ARTICLE V

                     Registered Office and Registered Agent

     The street address of the registered office of the Corporation is 950 North Meridian Street, Suite 1200, Indianapolis, Indiana 46204, and the name of the registered agent at such office is Steven C. Crane.


                                   ARTICLE VI

                                Capital Structure


     6.1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Hundred Forty million (240,000,000), consisting of the following:

            (a) One hundred seventy million (170,000,000) shares of Class A Common Stock, par value $.01 per share (the "Class A Shares");

            (b) Thirty million (30,000,000) shares of Class B Common Stock, par value $.01 per share (the "Class B Shares");

            (c) Thirty million (30,000,000) shares of Class C Common Stock, par value $.01 per share (the "Class C Shares" and together with the Class A Shares and the Class B Shares, the "Common Shares"); and

            (d) Ten million (10,000,000) shares of serial Preferred Stock, par value $.01 per share (the "Preferred Stock").

     6.2. Terms of Stock. The designations, preferences, powers, qualifications and special or relative rights or privileges of the capital stock of the Corporation shall be as set forth in Articles VII and VIII.


                                   ARTICLE VII

                                  Common Shares


     7.1. Identical Rights. Except as otherwise provided in these Restated Articles, all Common Shares shall be identical and shall entitle the holders thereof to the same rights and privileges, including, but not limited to, the right to share ratably in liquidation distributions after payment in full of creditors and payment in full to any holders of Preferred Stock then outstanding of any amount required to be paid under the terms of such Preferred Stock.

     7.2. Dividends.

            (a) General. When, as and if dividends are declared by the Corporation's board of directors (the "Board of Directors"), whether payable in cash, securities of the Corporation or other property, the holders of Common Shares shall be entitled, in accordance with the number of Common Shares held by each, to share equally in and to receive all such dividends, except that if dividends are declared that are payable in Common Shares, such stock dividends shall be payable at the same rate on each class of Common Shares and shall be payable only in Class A Shares to holders of Class A Shares, in Class B Shares to holders of Class B Shares and in Class C Shares to holders of Class C Shares.

            (b) Record Date. Dividends declared by the Board of Directors shall be paid to the holders of record of the outstanding Common Shares as their names shall appear on the stock register of the Corporation on the record date fixed by the Board of Directors in advance of declaration and payment of each dividend.

            (c) Stock Dividends. Any Common Shares issued as a dividend shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable. The Corporation shall not issue fractions of Common Shares on payment of any such stock dividend but shall issue a whole number of shares to such holder of Common Shares rounded up or down in the Corporation's sole discretion to the nearest whole number, without compensation to the stockholder whose fractional share has been rounded down or from any stockholder whose fractional share has been rounded up.

     7.3. Stock Splits. The Corporation shall not in any manner subdivide (by stock split, reverse stock split, reclassification, stock dividend, recapitalization or otherwise) or combine the outstanding shares of one class of Common Shares unless the outstanding shares of all classes of Common Shares shall be proportionately subdivided or combined, provided that this Section shall not apply to the reclassification taking effect upon the filing of these Restated Articles with the Secretary of State of Indiana.

     7.4. Voting Rights.

            (a) General. The holders of the Class A Shares and the Class B Shares shall vote as a single class in all matters submitted to a vote of the stockholders, with each Class A Share being entitled to one vote and each Class B Share being entitled to ten votes, except (i) for the election of directors, which shall be governed by Subsections (b) and (c) below, (ii) with respect to any Going Private Transaction described in Subsection (e) below, which shall be governed by such Subsection, and (iii) as otherwise provided by law. The holders of the Class C Shares have no right to vote on any matter except as otherwise provided by law.

            (b) Class A Directors. In the election of directors, the holders of Class A Shares shall be entitled by class vote, exclusive of all other stockholders, to elect two of the Corporation's directors (the "Class A Directors"), with each Class A Share entitled to one vote; provided, however, that each Class A Director must be qualified at the time of his or her election to be an Independent Director. Any vote by stockholders on the removal of a Class A Director shall only be by the class vote of the holders of Class A Shares.

            (c) Other Directors. Except as provided in Subsection (b) above, the holders of Class A Shares and Class B Shares, voting as a single class, shall have the right to vote on the election or removal of all directors of the Corporation (other than directors, if any, who may be elected by the holders of Preferred Stock), with each Class A Share entitled to one vote and each Class B Share entitled to ten votes.

            (d) Class A Director Vacancies. In the event of the death, removal or resignation of a Class A Director prior to expiration of the director's term, the vacancy on the Board of Directors created thereby may be filled by a majority of the directors then in office, although less than a quorum; provided, however, that any person appointed to fill a vacancy created by the death, removal or resignation of a Class A Director shall be an Independent Director. A director elected in such manner to fill such a vacancy shall hold office until the director's successor has been duly elected and qualified at a meeting of holders of Class A Shares duly called for such purpose.

            (e) Going Private Transactions. With respect to any Going Private Transaction between the Corporation and (i) Smulyan, (ii) any Affiliate of Smulyan or (iii) any group of which Smulyan or any Affiliate of Smulyan is a member, the holders of Class A Shares and Class B Shares shall vote as a single class, with each Class A Share and Class B Share entitled to one vote.

     7.5. Issuance of Common Shares. Each new issuance of Common Shares after the Effective Date shall be an issuance of Class A Shares or Class C Shares unless (i) the Common Shares are issued to Smulyan or (ii) the Common Shares are issued or subject to a Qualified Voting Trust. In each event described in clauses (i) or (ii) above, each Common Share issued shall be a Class B Share.

     7.6. Conversion.

            (a) Automatic Conversion on Effective Date. Each share of the Corporation's common stock issued and outstanding immediately prior to the Effective Date (the "Existing

Common Shares") that is owned of record as of the Effective Date by Smulyan shall convert automatically and without the requirement of any further action into one fully paid and non-assessable Class B Share as of the Effective Date. Each of the Existing Common Shares not converted in accordance with the previous sentence shall convert automatically and without the requirement of any further action into one fully paid and non-assessable Class A Share as of the Effective Date.

            (b) Voluntary Conversion. Each Class B Share shall be convertible, at the option of its holder, into one fully paid and non-assessable Class A Share at any time.

            (c)     Automatic Conversion.

              (i) Each Class B Share shall convert automatically into one fully paid and non-assessable Class A Share upon the sale, gift or other transfer of such share, voluntarily or involuntarily, to a person or entity other than Smulyan or an Affiliate of Smulyan; provided, however, that the pledge of a Class B Share pursuant to a bona fide pledge as security for indebtedness owed to the pledgee shall not constitute a transfer for purposes of this Subsection
(c) until such time as either (A) such share is registered in the name of the pledgee, (B) the pledgee acquires the right to vote such share and exercises such right, in which case the automatic conversion into a Class A Share shall be deemed to occur immediately prior to such vote, or (C) ownership of the pledged share is transferred pursuant to enforcement of such pledge to a person or entity other than Smulyan or an Affiliate of Smulyan.

              (ii) All Class B Shares shall convert automatically into fully paid and non-assessable Class A Shares (on the basis of one Class A Share for each Class B Share) upon the earlier of (A) the death of Smulyan or (B) Smulyan's ceasing to own at least 1,520,000 Common Shares, as adjusted from time to time to account for any stock dividend in respect of the Common Shares or any stock split or reverse stock split of Common Shares.

            (d) Voluntary Conversion Procedure. At the time of a voluntary conversion, the holder of Class B Shares shall deliver to the office of the Corporation or any transfer agent for the Common Shares (i) the certificate or certificates representing the Class B Shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and (ii) written notice to the Corporation stating that such holder elects to convert such share or shares and stating the names and addresses in which each certificate for Class A Shares issued upon such conversion is to be issued. Voluntary conversion shall be deemed to have been effected at the close of business on the date when such delivery is made to the Corporation of the shares to be converted, and the person or entity exercising such voluntary conversion shall be deemed to be the holder of record of the number of Class A Shares issuable upon such conversion at such time. The Corporation shall promptly deliver certificates evidencing the appropriate number of Class A Shares to such holder.

            (e) Automatic Conversion Procedure. Upon the occurrence of the Event of Automatic Conversion pursuant to Section 7.6(a), each certificate previously representing Existing Common Shares that pursuant to Section 7.6(a) are converted into Class A Shares shall automatically and without the requirement of any further action represent the same number of Class A Shares. Promptly upon the occurrence of (i) the Event of Automatic Conversion pursuant to Section 7.6(a) with respect to those Existing Common Shares that are converted automatically into Class B Shares, or (ii) an Event of Automatic Conversion pursuant to Section

7.6(c), such that Class B Shares are converted automatically into Class A Shares, the holder of such converted shares shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the Common Shares and shall give written notice to the Corporation, at such office (A) stating that the shares are being converted pursuant to an Event of Automatic Conversion into Class B Shares or Class A Shares as provided in
Section 7.6(a) or (c), respectively, (B) specifying the Event of Automatic Conversion (and, if the occurrence of such event is within the control of the transferor, stating the transferor's intent to effect an Event of Automatic Conversion), (C) identifying the number of Existing Common Shares or Class B Shares being converted, and (D) setting out the name or names (with addresses) and denominations in which the certificate or certificates shall be issued, and instructions for the delivery thereof. Delivery of such notice together with the certificates representing the converted shares shall obligate the Corporation to issue and deliver, and thereupon the Corporation or its transfer agent shall promptly issue and deliver, at such stated address to such holder or to the transferee of the converted shares a certificate or certificates for the number and class of Common Shares to which such holder or transferee is entitled, registered in the name of such holder, the designee of such holder or transferee as specified in such notice. Nothing contained in this Subsection (e) or elsewhere in these Restated Articles shall be construed to permit or provide for
(i) the transfer of any Class B Shares to any person or entity other than Smulyan or an Affiliate of Smulyan without the conversion of such Class B Shares into Class A Shares upon such transfer or (ii) the issuance of Class B Shares to any person or entity other than Smulyan or an Affiliate of Smulyan.

            To the extent permitted by law, conversion pursuant to an Event of Automatic Conversion shall be deemed to have been effected as of the date and time at which the Event of Automatic Conversion occurs (such time being the "Conversion Time"). The person or entity entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Common Shares at and as of the Conversion Time. The rights as a holder of the converted shares shall cease and terminate at and as of the Conversion Time, in each case without regard to any failure by the holder to deliver the certificates or the notice required by this Subsection (e).

            (f) Unconverted Shares; Notice Required. In the event of the conversion of less than all of the Class B Shares evidenced by a certificate surrendered to the Corporation in accordance with the procedures of Section 7.6(d) or (e), the Corporation shall execute and deliver to or upon the written order of the holder of such certificate, without charge to such holder, a new certificate evidencing the number of Class B Shares not converted. Class B Shares shall not be transferred as Class B Shares on the books of the Corporation unless the Corporation shall have received from the holder thereof the written notice described herein.

            (g) Reservation. The Corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued Class A Shares, for the purposes of effecting conversions, such number of duly authorized Class A Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Shares. The Corporation covenants that all the Class A Shares so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable. Subject to Article XI, the Corporation will take all such action as may be necessary to assure that all such Class A Shares may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Class A Shares may be listed.

     7.7. Consideration on Merger, Consolidation, etc. In any merger, consolidation or business combination, the consideration to be received per share by the holders of Class A Shares, Class B Shares and Class C Shares must be identical for each class of stock, except that in any such transaction in which shares of common stock are to be distributed, such shares may differ as to voting rights to the extent that the voting rights provided in these Restated Articles differ between the Class A Shares, the Class B Shares and the Class C Shares.


                                  ARTICLE VIII

                                 Preferred Stock

     8.1. Terms of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation shall have authority to fix by resolution or resolutions the designations and powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, dividend rate, purchase or sinking funds, provisions for redemption, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.



                                   ARTICLE IX

                               Board of Directors

     9.1 Number of Directors. The number of directors constituting the Board of Directors shall be fixed by the By-Laws of the Corporation and shall be not less than six (6) and not more than fifteen (15). No amendment to the By-Laws decreasing the number of directors shall have the effect of shortening the term of any incumbent director.

     9.2 Classes and Term of Office. Effective as of the annual meeting of shareholders in 2000, the Board of Directors shall be divided into three (3) classes, designated Class I, Class II and Class III, as nearly equal in number as possible. The number of Class A Directors in each class shall also be as nearly equal in number as possible. The initial term of office of directors in Class I will expire at the annual meeting of shareholders in 2001. The initial term of office of directors in Class II will expire at the annual meeting of shareholders in 2002. The initial term of office of directors in Class III will expire at the annual meeting of shareholders in 2003. At each annual election beginning at the annual meeting of shareholders in 2001, the successors to the class of directors whose term then expires shall be elected to hold office for a term of three (3) years and until his or her successor is elected and qualifies or until his or her earlier resignation, removal from office or death. This section does not apply to any directors elected pursuant to special voting rights of one or more series of Preferred Stock.

     9.3    Removal of Directors.

     (a) A director other than a Class A Director may be removed by the shareholders only for cause and only if the removal has been approved by an 80% majority of the combined voting power of the shares entitled to vote for the election of such director, cast at a special meeting of the shareholders called for that purpose. A Class A Director may be removed by the holders of Class A Shares as provided in Section 7.4(b) only for cause and only if the removal has been approved by the holders of an 80% majority of the Class A Shares, cast at a special meeting of the shareholders called for that purpose. Cause for removal exists only if:

            (1) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and the conviction is no longer subject to direct appeal; or

            (2) the director whose removal is proposed has been adjudicated by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the Corporation in a matter of substantial importance to the Corporation, and the adjudication is not longer subject to direct appeal.

     (b) This section does not apply to any directors elected pursuant to special voting rights of one or more series of Preferred Stock.

     9.4 Amendment or Repeal of this Article. Notwithstanding any other provision of these Articles or the By-Laws of the Corporation, and in addition to any other procedure specified under Indiana law, any amendment or repeal of or adoption of a provision inconsistent with any provision in this Article IX is not effective unless it is approved by at least an 80% majority of the combined voting power of the outstanding Common Shares.


                                    ARTICLE X

                           Control Share Acquisitions

     Chapter 42 of the Act (I.C. 23-1-42) shall not apply to control share acquisitions of shares of capital stock of the Corporation.


                                   ARTICLE XI

                                 Alien Ownership

     The following provisions are included in these Restated Articles for the purpose of ensuring that control and management of the Corporation complies with the Communications Act of 1934 and the rules, regulations and policies of the Federal Communications Commission as amended from time to time (collectively, the "Communications Act"):

            (a)     The Corporation (i) shall not issue to or for the account of
(A) a person who is a citizen of a country other than the United States; (B) an entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (C) a government other than the government of the United States or of any state, territory, or possession of the United States; or (D) a representative of, or an individual or entity controlled by, any of the foregoing (each person or entity described in any of the foregoing clauses (A) through (D), an "Alien") any share of capital stock of the Corporation if such issuance would cause the total capital stock of the Corporation held or voted by Aliens to exceed, in violation of the Communications Act, 25% of (1) the total capital stock of the Corporation outstanding at any time or (2) the total voting power of all shares of such capital stock outstanding and entitled to vote at any time, and (ii) shall not permit the transfer on the books of the Corporation of any capital stock to any Alien that would result in the total capital stock of the Corporation held or voted by Aliens to exceed such 25% limits in violation of the Communications Act.

            (b) No Alien or Aliens, individually or collectively, shall be entitled to vote or direct or control the vote of more than 25% of (i) the total capital stock of the Corporation outstanding at any time or (ii) the total voting power of all shares of capital stock of the Corporation outstanding and entitled to vote at any time, if to do so would violate the Communications Act.

            (c) No Alien shall be qualified to act as an officer of the Corporation and no more than one-fourth of the total number of directors of the Corporation at any time may be Aliens, in either case if such would violate the Communications Act.

            (d) The Board of Directors shall have all powers necessary to implement the provisions of this Article and to ensure compliance with the alien ownership restrictions (the "Alien Ownership Restrictions") of the Communications Act, including, without limitation, the power to prohibit the transfer of any shares of capital stock of the Corporation to any Alien and to take or cause to be taken such action as it deems appropriate to implement such prohibition. Without limiting the generality of the foregoing and notwithstanding any other provision of these Restated Articles to the contrary, any shares of capital stock of the Corporation (other than the Series A Preferred Stock and the Series B Preferred Stock) determined by the Board of Directors to be owned beneficially by an Alien or Aliens shall always be subject to redemption by the Corporation by action of the Board of Directors to the extent necessary in the judgment of the Board of Directors to comply with the Alien Ownership Restrictions. The terms and conditions of such redemption shall be as follows:

            (i) The redemption price of the shares to be redeemed pursuant to this Article shall be equal to the lower of (A) the fair market value of the shares to be redeemed, as determined in good faith by the Board of Directors in good faith, and (B) such Alien's purchase price of such shares;

            (ii) The redemption price of such shares may be paid in cash, securities or any combination thereof;

            (iii) If less than all the shares held by Aliens are to be redeemed, the shares to be redeemed shall be selected in any manner determined by the Board of Directors to be fair and equitable;

            (iv) At least ten (10) days' written notice of the redemption date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the redemption date may be the date on which written notice shall be given to record holders if the cash or securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

            (v) From and after the redemption date, the shares to be redeemed shall cease to be regarded as outstanding and any and all rights of the holders in respect of the shares to be redeemed or attaching to such shares of whatever nature (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and the holders thereof shall thereafter be entitled only to receive the cash or securities payable upon redemption; and

            (vi) Such other terms and conditions as the Board of Directors shall determine.

For purposes of this Article, the determination of the beneficial ownership of shares of capital stock of the Corporation shall be made pursuant to Rule 13d-3, 17 C.F.R. ss. 240.13d-3, as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended, or in such other manner as determined in good faith by the Board of Directors to be fair and equitable.


                                   ARTICLE XII

                                 Indemnification

     12.1. General. The Corporation shall, to the fullest extent to which it is empowered to do so by the Act, or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that such person is or was a director or officer of the Corporation, or who, while serving as such a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including counsel fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by such person in accordance with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed, in the case of conduct in his or her official capacity, was in the best interests of the Corporation, and in all other cases, was not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, such person either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.

     12.2. Authorization of Indemnification. To the extent that a director or officer of the Corporation has been wholly successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 12.1, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify such person against expenses (including counsel fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under Section 12.1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case, upon a determination that indemnification of the director or officer is permissible in the circumstances because he or she has met the applicable standard of conduct. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not at the time parties to such action, suit or proceeding; or (ii) if a quorum cannot be obtained under clause (i), by a majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to such action, suit or proceeding; or (iii) by special legal counsel (A) selected by the Board of Directors or its committee in the manner prescribed in clauses (i) or (ii), or (B) if a quorum of the Board of Directors cannot be obtained under clause (i) and a committee cannot be designated under clause (ii), selected by a majority vote of the full Board of Directors (in which selection directors who are parties may participate); or (iv) by the stockholders, but shares owned by or voted under the control of directors or officers who are at the time parties to such action, suit or proceeding may not be voted on the determination.

     Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under foregoing clause (iii) to select counsel.

     12.3. Good Faith. For purposes of any determination under Section 12.1, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 12.1 if his or her action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (i) one or more officers or employees of the Corporation or other enterprise whom he or she reasonably believes to be reliable and competent in the matters presented; (ii) legal counsel, public accountants, appraisers or other persons as to matters he or she reasonably believes are within the person's professional or expert competence; or (iii) a committee of the Board of Directors of the Corporation or other enterprise of which the person is not a member if he or she reasonably believes the committee merits confidence. The term "other enterprise" as used in this Section 12.3 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, partner, trustee, employee or agent. The provisions of this Section 12.3 shall not be exclusive or limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 12.1.

     12.4. Payment of Expenses in Advance. Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in
Section 12.2, upon receipt of the director or officer's written affirmation of his or her good faith belief that he or she has met the standard of conduct described in Section 12.1 and upon receipt of a written undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she did not meet the standard of conduct set forth in this
Article XII, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article XII.

     12.5. Other Indemnitees. The Corporation may, by action of its Board of Directors, indemnify employees and agents of the Corporation with the same scope and effect and pursuant to the same procedures as provided in this Article XII for directors and officers.

     12.6. Provisions Not Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under these Restated Articles of Incorporation, the Corporation's By-Laws, any resolution of the Board of Directors or stockholders, any other authorization, whenever adopted, after notice, by a majority vote of all voting shares of the Corporation then outstanding, or any contract, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to serve in his or her official capacity, and shall inure to the benefit of the heirs, executors and administrators of such a person.

     12.7. Vested Right to Indemnification. The right of any person to indemnification under this Article shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 12.1 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Article shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless of the fact that such alleged acts or omissions may have occurred prior to the adoption of this Article. To the extent such prior acts or omissions cannot be deemed to be covered by this Article XII, the right of any person to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

     12.8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under this Article.

     12.9. Additional Definitions. For purposes of this Article:

            (i) References to the "Corporation" shall include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

            (ii) Serving an employee benefit plan at the request of the Corporation shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the Corporation" referred to in this Article.

            (iii) The term "party" includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

            (iv) The term "official capacity," when used with respect to a director, shall mean the office of director of the Corporation; and when used with respect to an individual other than a director, shall mean the office in the Corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.


                                  ARTICLE XIII

                                  Severability

     In the event that any Article or Section (or portion thereof) of these Restated Articles shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions, or portion thereof, of these Restated Articles shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of these Restated Articles remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders notwithstanding any such findings.

                                    EXHIBIT A

                                    EXHIBIT A
                       TO THE SECOND AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                        EMMIS COMMUNICATIONS CORPORATION

     Pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article VIII, Section 8.01 of the Corporation's Amended and Restated Articles of Incorporation, as amended from time to time (the "Articles of Incorporation"), and pursuant to I.C. 23-1-25-2, the Board of Directors hereby creates a series of preferred stock of the Corporation with the following voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof (in addition to the provisions set forth in the Articles of Incorporation which are applicable to the preferred stock of all classes and series):

     1.     Designation, Amount and Ranking.

            1.1 There shall be created from the 10,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation authorized to be issued pursuant to the Articles of Incorporation, a series of preferred stock, designated as the "6.25% Series A Cumulative Convertible Preferred Stock," par value $0.01 per share (the "Preferred Stock"), and the number of shares of such series shall be 2,875,000. Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Preferred Stock to a number less than that of the shares of Preferred Stock then outstanding plus the number of shares issuable upon exercise of options or rights then outstanding and, if any portion of the over-allotment option granted by the Corporation pursuant to the Purchase Agreement (as defined in this Exhibit A) expires unexercised, the Board of Directors shall by resolution decrease the number of authorized shares of Preferred Stock by the number of shares subject to the expired portion of such over-allotment option. Any shares of Preferred Stock issued after the Issue Date (as defined in this Exhibit A) pursuant to the over-allotment option granted by the Corporation pursuant to the Purchase Agreement shall, for all purposes, including, without limitation, voting and dividend rights, be deemed issued as of the Issue Date.

            1.2 The Preferred Stock, with respect to dividend distributions upon the liquidation, winding-up and dissolution of the Corporation, ranks:

                    (a) senior to all classes of the Corporation's common stock and to each other class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation;

                    (b) ratably with any class of capital stock or series of preferred stock issued by the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation; and

                    (c) subject to certain conditions which include the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Stock, junior to each class of capital stock or series of preferred stock issued by the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior the Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

     2. Definitions. As used in this Exhibit A, the following terms shall have the following meanings:

            2.1 "Accrued Dividends" shall mean, with respect to any share of Preferred Stock, as of any date, the accrued and unpaid dividends on such share from and including the most recent Dividend Payment Date (or the Issue Date, if such date is prior to the first Dividend Payment Date) to but not including such date. "Accumulated Dividends" shall mean, with respect to any share of Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends on such share from the Issue Date until the most recent Dividend Payment Date prior to such date. There shall be no Accumulated Dividends with respect to any share of Preferred Stock prior to the first Dividend Payment Date.

            2.2 "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

            2.3     "Change of Control" shall mean any of the following events:
(i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation's assets to any "person or group," as such terms are used in Section 13(d)(3) of the Exchange Act other than to Permitted Holders; (ii) the adoption of a plan relating to the liquidation or dissolution of the Corporation; (iii) the acquisition, directly or indirectly, by any person or group, as such terms are used in Section 13(d)(3) of the Exchange Act as in effect on the original date of issuance of the Preferred Stock, other than Permitted Holders, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act as in effect on the original date of issuance of the convertible preferred stock, except that a person will be deemed to have beneficial ownership of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 50% of the Corporation's total outstanding voting stock; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the issue date), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Corporation's voting stock than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Corporation's Board of Directors; or
(iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Corporation's Board of Directors, together with any new directors whose election by such Board of Directors or whose nomination for election by the Corporation's shareholders was approved by a vote of 66 2/3% of the Corporation's Board of Directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Corporation's Board of Directors then in office.

            2.4 "Change of Control Date" shall mean the date on which the Change of Control event occurs.

            2.5 "Conversion Price" shall mean $78.125, subject to adjustment as set forth in Section 9(c).

            2.6 "Class A Common Stock" shall mean the Class A Common Stock, par value $0.01 per share, of the Corporation, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Corporation is a constituent corporation.

            2.7 "Class B Common Stock" shall mean the Class B Common Stock par value $0.01 per share, of the Corporation.

            2.8 "Common Stock" shall mean both the Class A Common Stock and the Class B Common Stock of the Corporation.

            2.9 "Dividend Payment Date" shall mean January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2000.

            2.10 "Dividend Record Date" shall mean, with respect to each Dividend Payment Date, a date not more than 60 days nor less than 10 days preceding a Dividend Payment Date, as may be fixed by the Board of Directors.

            2.11 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            2.12 "Issue Date" shall mean October 26, 1999, the original date of issuance of the Preferred Stock.

            2.13 "Liquidation Preference" shall mean, with respect to each share of Preferred Stock, $50.

            2.14 "Market Capitalization" shall mean as of a given date the product of the Market Value so of such date times the total number of shares of Common Stock outstanding as of such date.

            2.15 "Market Value" shall mean as of a given date the average closing price of the Class A Common Stock for a ten consecutive trading day period, ending on the last trading day immediately preceding such date, on the Nasdaq Stock Market or any national securities exchange or authorized quotation system on which the Corporation's Class A Common Stock is listed or authorized for quotation, or if the Class A Common Stock is not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Class A Common Stock.

            2.16 "Permitted Holders" means Jeffrey H. Smulyan, his spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts or other entities established by or for the benefit of any of the foregoing or established by any of the foregoing for charitable purposes, or any other person or entity in which the foregoing persons or entities exercise control.

            2.17 "Person" shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

            2.18 "Purchase Agreement" shall mean that certain Purchase Agreement with respect to the Preferred Stock, dated as of October 26, 1999 among the Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co.

     3.     Dividends.

            3.1 The holders of shares of the outstanding Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds legally available therefor, to receive cumulative annual cash dividends at a rate per annum equal to 6.25% (the "Dividend Rate") of the Liquidation Preference, payable quarterly in arrears. Dividends payable for each full dividend period will be computed by dividing the Dividend Rate by four and shall be payable in arrears on each Dividend Payment Date for the quarterly period ending immediately prior to such Dividend Payment Date, to the holders of record of Preferred Stock at the close of business on the Dividend Record Date applicable to such Dividend Payment Date. Such dividends shall be cumulative from the Issue Date and shall accrue on a day-to-day basis, whether or not earned or declared, from and after the Issue Date. Dividends on the Preferred Stock which are not declared and paid when due will compound quarterly on each Dividend Payment Date at the Dividend Rate. Dividends payable for any partial dividend period shall be computed on the basis of actual days elapsed over a 360-day year consisting of twelve 30-day months. Notwithstanding anything in this Exhibit A to the contrary, the initial Dividend Payment Date, which shall be for dividends accrued during the period commencing on the Issue Date and ending on January 15, 2000, will be January 15, 2000.

            3.2 Dividends paid on the Preferred Stock shall be payable in cash.

            3.3 No dividends or other distributions (other than a dividend or distribution payable solely in stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends and upon liquidation, dissolution or winding up and cash in lieu of fractional shares) may be declared, made or paid or set apart for payment on the Common Stock or upon any other stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends, and no Common Stock or any other stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends or upon liquidation, dissolution or winding up, may be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends and upon liquidation dissolution or winding up), unless full Accumulated Dividends shall have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock for all Dividend Payment Periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid to the holders of the Preferred Stock and on any other preferred stock ranking ratably with the Preferred Stock as to dividends, dividends may be declared and paid on the Preferred Stock and such other ratable preferred stock, only so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Preferred Stock and such other ratable preferred stock will in all cases bear to each other the same ratio that, immediately prior to payment of the dividend on such other ratable stock, Accumulated and Accrued Dividends per share of the Preferred Stock and accrued and unpaid dividends per share of such other ratable preferred stock bear to each other.

            3.4 Holders of shares of Preferred Stock shall not be entitled to any dividends on the Preferred Stock, whether payable in cash, property or stock in excess of full cumulative dividends at the Dividend Rate provided in this Exhibit A. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock which may be in arrears.

            3.5 The holders of shares of Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payment on those shares (except that holders of shares called for redemption on a redemption date between the Dividend Record Date and the Dividend Payment Date will be entitled to receive such dividend on such redemption date on the corresponding Dividend Payment Date notwithstanding the subsequent conversion thereof or the Corporation's default in payment of the dividend due on that Dividend Payment Date.

     4.     Optional Redemption.

            4.1 The Preferred Stock is not subject to any sinking fund or other similar provisions. From April 15, 2001 to October 15, 2002, the Corporation may redeem Preferred Stock (the "Provisional Redemption") at a redemption premium equal to 104.911% of the Liquidation Preference plus Accumulated Dividends, if any, whether or not declared to the redemption date (the "Provisional Redemption Date"), if the closing price of the Corporation's Class A Common Stock on the Nasdaq Stock Market, or any national securities exchange or authorized quotation system on which the Corporation's Class A Common Stock is then listed or authorized for quotation, if not so listed, is greater than 150% of the Conversion Price ($117.1875), as hereafter defined in this Exhibit A, per share for 20 trading days within any 30 consecutive trading day period. If the Corporation undertakes a Provisional Redemption, holders of Preferred Stock that the Corporation calls for redemption will also receive a payment (the "Additional Payment") in an amount equal to the present value of the aggregate value of the dividends (whether or not declared) that would thereafter have been payable on the Preferred Stock called for redemption from the Provisional Redemption Date to October 15, 2002 (the "Additional Period"). The present value will be calculated using as the discount rate the bond equivalent yield on U.S. Treasury notes or bills having the term nearest in length to that of the Additional Period, calculated as of the day immediately preceding the date on which a notice of Provisional Redemption is mailed. The Corporation will be obligated to make the Additional Payment on all shares of Preferred Stock that the Corporation has called for the Provisional Redemption whether or not those shares of Preferred Stock that the Corporation has called are converted prior to the Provisional Redemption Date.

            4.2 Beginning on October 15, 2002, the Corporation may redeem in cash the Preferred Stock, during the twelve-month periods commencing on October 15 of the years indicated below, at the following redemption premiums (which are expressed as a percentage of the stated liquidation preference of $50 per share), plus in each case Accrued Dividends and Accumulated Dividends, if any, whether or not declared to the redemption date:


                    Year                        Amount
                    ----                        ------
                    2002.................       103.571%
                    2003.................       102.679%
                    2004.................       101.786%
                    2005.................       100.893%
                    2006.................       100.000%

     5.     Procedure for Redemption.

            5.1 Not less than 30 nor more than 60 days previous to the date fixed for redemption by the Board of Directors, a notice specifying the time and place thereof shall be given to the holders of record of the Preferred Stock to be redeemed by first class mail at their respective addresses as the same shall appear on the books of the Corporation; provided, however, that no failure to mail such notice, nor any defect therein, nor in the mailing thereof, shall affect the validity of the proceedings for the redemption of any of the Preferred Stock to be redeemed. Upon the redemption date, the Corporation shall pay over the redemption price to the holders of the shares upon the endorsement and surrender of the certificates for such shares by the holders of the Preferred Stock.

            5.2 On or before any redemption date, each holder of shares of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Preferred Stock to the Corporation, in the manner and at the place designated in the notice of redemption and on the redemption date, the full redemption price, payable in cash, for such shares of Preferred Stock shall be paid or delivered to the person whose name appears on such certificate or certificates as the owner thereof, and the shares represented by each surrendered certificate shall be returned to authorized but unissued shares of preferred stock of any or no series. Upon surrender (in accordance with the notice of redemption) of the certificate or certificates representing any shares to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice of redemption shall so state), such shares shall be redeemed by the Corporation at the redemption price. If fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without costs to the holder thereof, together with the amount of cash, if any, in lieu of fractional shares.

            5.3 If a notice of redemption shall have been given as provided in Section 5.1, dividends on the shares of Preferred Stock so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation with respect to shares so called for redemption (except for the right to receive from the Corporation the redemption price) shall cease (including any right to receive dividends otherwise payable on any Dividend Payment Date that would have occurred after the time and date of redemption) either (i) from and after the time and date fixed in the notice of redemption as the time and date of redemption (unless the Corporation shall default in the payment of the redemption price, in which case such rights shall not terminate at such time and date) or (ii) if the Corporation shall so elect and state in the notice of redemption, from and after the time and date (which date shall be the date fixed for redemption or an earlier date not less than 30 days after the date of mailing of the redemption notice) on which the Corporation shall irrevocably deposit in trust for the holders of the shares of Preferred Stock to be redeemed with a designated bank or trust company doing business in the State of New York, as paying agent, money sufficient to pay at the office of such paying agent, on the redemption date, the redemption price. Any money so deposited with any such paying agent which shall not be required for such redemption shall be returned to the Corporation forthwith. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of one year from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price without interest. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

            5.4 In the event that fewer than all the outstanding shares of the Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot. From and after the applicable redemption date, unless the Corporation defaults in the payment of the redemption price, dividends on the shares of Preferred Stock to be redeemed on such redemption date will cease to accrue, said shares will no longer be deemed to be outstanding, and all rights of the holders thereof as the Corporation's shareholders (except the right to receive the redemption price) will cease.

            5.5 The Corporation shall not redeem any shares of Preferred Stock if any dividends on the Preferred Stock are in arrears unless all dividends on the Preferred Stock in arrears are paid in full.

     6.     Change of Control.

            6.1 Upon the occurrence of a Change of Control of the Corporation, holders of Preferred Stock will, if the Market Value as of the Change of Control Date is less than the Conversion Price, have a one-time option (the "Change of Control Option") to convert all of their outstanding shares of Preferred Stock into shares of the Corporation's Class A Common Stock at a conversion price equal to the greater of (i) the Market Value as of the Change of Control Date; or (ii) 66.67% of the market price per share of the Corporation's Class A Common Stock at the close of trading on the date of issuance of the Preferred Stock. The Change of Control Option will be exercisable during a period of not less than 30 days nor more than 60 days commencing on the third business day after notice of the Change of Control is given by the Corporation. In lieu of issuing the shares of the Corporation's Class A Common Stock issuable upon conversion in the event of a Change of Control, the Corporation may, at its option, make a cash payment equal to the Market Value as of the Change of Control Date of such Class A Common Stock otherwise issuable.

            6.2 In the event of a Change of Control, notice of such Change of Control shall be given, within five Business Days of the Change of Control Date, by the Corporation by first class mail to each record holder of shares of Preferred Stock, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state (i) that a Change of Control has occurred; (ii) the last day on which the Change of Control Option may be exercised (the "Expiration Date"); (iii) the name and address of the paying agent; and (iv) the procedures that holders must follow to exercise the Change of Control Option.

            6.3 On or before the Expiration Date, each holder of shares of Preferred Stock wishing to exercise the Change of Control Option shall surrender the certificate or certificates representing the shares of Preferred Stock to be converted, in the manner and at the place designated in the notice described in Section 6.2, and on such date the cash or shares of Class A Common Stock due to such holder shall be delivered to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be returned to authorized but unissued shares. Upon surrender (in accordance with the notice described in Section 6.2) of the certificate or certificates representing any shares to be so converted (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be converted by the Corporation at the Conversion Price.

            6.4     The rights of holders of Preferred Stock pursuant to this
Section 6 are in addition to, and not in lieu of, the rights of holders of Preferred Stock provided for in Section 9 in this Exhibit A.

     7. Voting.

            7.1 The shares of Preferred Stock shall have no voting rights except as required by law or as set forth in this Section 7. increase or decrease the aggregate number of authorized shares of the class of preferred stock;

            7.2 If the dividends payable on the Preferred Stock are in arrears for six consecutive quarterly periods, the holders of Preferred Stock voting separately as a class with the shares of any other preferred stock or preference securities having similar voting rights will be entitled at the next regular or special meeting of the Corporation's shareholders to elect two directors to the Corporation's Board of Directors. Such voting rights and terms of the directors so elected continue until such time as the dividend arrearage on the Preferred Stock has been paid in full.

            7.3 The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Stock will be required for the issuance of any class or series of stock, or security convertible into the Corporation's stock, ranking senior to the Preferred Stock as to dividends, liquidation rights or voting rights and for amendments to the Corporation's Articles of Incorporation that would adversely affect the rights of holders of the Preferred Stock; provided, however, that any issuance of shares of preferred stock which rank ratably with the Preferred Stock (including the issuance of additional shares of the Preferred Stock) will not, by itself, be deemed to adversely affect the rights of the holders of the Preferred Stock. In all such cases, each share of Preferred Stock will be entitled to one vote.

     8.     Liquidation Rights.

            8.1 In the event of any dissolution, voluntary or involuntary liquidation or winding-up of the Corporation, the holders of the shares of Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution is made to holders of the Corporation's Common Stock or any other class or series of stock of the Corporation ranking junior to the Preferred Stock upon liquidation, the Liquidation Preference plus Accumulated Dividends, if any, with respect to each share.

            8.2 Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, voluntary or involuntary liquidation or winding up, for the purposes of this Section 8.

                  8.3 After the payment to the holders of the shares of Preferred Stock of full preferential amounts provided for in this Section 8, the holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

                  8.4 If upon any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the amounts payable with respect to the Liquidation Preference and Accumulated Dividends on the Preferred Stock and any other shares of the Corporation's stock ranking as to any distribution ratably with the Preferred Stock are not paid in full, the holders of the Preferred Stock and of such other shares will share pro rata in proportion to the Liquidation Preference plus Accumulated Dividends thereon.

         9.       Conversion.

                        (a) Subject to compliance with the provisions of this
Section 9, each outstanding share of the Preferred Stock shall be convertible at any time at the option of the holder into that number of whole shares of the Corporation's Class A Common Stock as is equal to the Liquidation Preference, divided by an initial conversion price of $78.125, equivalent to 0.6400 shares of Class A Common Stock per share of Preferred Stock, subject to adjustment as described in Section 9(c). The initial conversion price and the conversion price as adjusted are referred to in this Exhibit A as the Conversion Price. A share of Preferred Stock called for redemption will be convertible into shares of Class A Common Stock up to and including, but not after, the close of business on the date fixed for redemption unless the Corporation defaults in the payment of the amount payable upon redemption.

                  To exercise the conversion right, the holder of each share of Preferred Stock to be converted shall surrender the Certificate representing such share, if certificated, duly endorsed or assigned to the Corporation or in blank, at the office of the transfer agent, together with written notice of the election to convert executed by the holder (the "Conversion Notice") specifying the number of shares of Preferred Stock to be converted, the name in which the shares of Class A Common Stock deliverable upon conversion shall be registered, and the address of the named person. If the shares of Preferred Shares are not certificated, the holder must deliver evidence of ownership satisfactory to the Corporation and the transfer agent. Unless the shares of Class A Common Stock deliverable upon conversion are to be issued in the same name as the name in which the shares of Preferred Stock to be converted are registered, the holder must also deliver to the transfer agent an instrument of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney, together with an amount sufficient to pay any transfer or similar tax in connection with the issuance and delivery of such shares of Class A Common Stock in such name (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

                  As promptly as practicable after compliance with the provisions of the foregoing paragraph, the Corporation shall deliver or cause to be delivered at the office where such certificates are surrendered to or upon the written order of the holder thereof a certificate or certificates representing the number of shares of Class A Common Stock into which such Preferred Stock may be converted in accordance with the provisions of this
Section 9, registered
in such name or names as are duly specified in the Conversion Notice. Such conversion shall be deemed to have been effected at the close of business on the date the holder has complied with the provisions of the foregoing paragraph, and the rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate at that time, except only
(i) the rights of holders of such shares of Preferred Stock to receive certificates for the number of shares of Class A Common Stock into which such shares of Preferred Stock have been converted; and (ii) the right of holders of such shares of the Preferred Stock at the close of business on a Dividend Record Date to receive, on the corresponding Dividend Payment Date, the dividend declared on such shares for payment on such Dividend Payment Date.

                  If the last day for the exercise of the conversion right shall not be a Business Day, then such conversion right may be exercised on the next preceding Business Day.

                           (b)      Upon and after conversion of shares of the
Preferred Stock, the Corporation shall have no obligation to pay any undeclared Accumulated Dividends or Accrued Dividends.

                           (c)      The Conversion Price shall be subject to
adjustment as follows:

                                    (i)     In case the Corporation shall at any
time or from time to time make a redemption payment or pay a dividend or make another distribution payable in shares of the Corporation's Common Stock to all holders of any class of the Corporation's capital stock, other than the issuance of shares of Class A Common Stock in connection with the conversion of Preferred Stock, then, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted into shares of Class A Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 9(c)(i) shall become effective retroactively in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution.

                                    (ii)    In case the Corporation shall at any
time or from time to time issue to all holders of its Common Stock rights, options or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) at a price per share less than the Market Value as of the record date of such issuance (treating the price per share of any security convertible or exchangeable or exercisable into Common Stock as equal to (A) the sum of the price paid to acquire such security convertible, exchangeable or exercisable into Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Stock divided by (B) the number of shares of Common Stock into which such convertible, exchangeable or exercisable security is initially convertible, exchangeable or exercisable), other than (I) issuances of such rights, options or warrants if the holder of Preferred Stock would be entitled to receive such rights, options or warrants upon conversion at any time of shares of Preferred Stock, or if such rights, options, and warrants have expired or been redeemed by the Corporation prior to conversion and (II) issuances that are subject to certain triggering events (until such time as such triggering events occur), then, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to the record date of such issuance by a fraction (y) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock issued or to be issued upon or as a result of the issuance of such rights, options or warrants (or the maximum number into or for which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (z) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued (or into or for which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised plus the aggregate amount of any additional consideration initially payable upon the conversion, exchange or exercise of such security) would purchase at the Market Value as of such record date; provided, that if the Corporation distributes rights or warrants (other than those referred to above in this subparagraph (c)(ii)) pro rata to the holders of Common Stock, so long as such rights or warrants have not expired or been redeemed by the Corporation,
(y) the holder of any Preferred Stock surrendered for conversion shall be entitled to receive upon such conversion, in addition to the shares of Class A Common Stock then issuable upon such conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of shares of Class A Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants and (ii) if such conversion occurs after the Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Class A Common Stock into which such Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and Provisions applicable to the rights and warrants, and (z) the Conversion Price shall not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

                                    (iii)   In case the Corporation shall at any
time or from time to time subdivide the outstanding shares of Common Stock into a larger number of shares, combine the outstanding shares of Common Stock into a smaller number of shares, or issue any shares of its capital stock in a reclassification of the Common Stock, then, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted into shares of Class A Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 9(c)(iii) shall become effective retroactively in the case of any such subdivision, combination, or reclassification, to the close of business on the date upon which such corporate action becomes effective.

                                    (iv)    In case the Corporation shall at any
time or from time to time pay a dividend or distribute to all holders of shares of the Corporation's Common Stock

(other than a dividend or distribution subject to 9(c)(ii)) pursuant to any shareholder rights plan, "poison pill" or similar arrangement and excluding regular dividends and distributions paid exclusively in cash and dividends payable upon the Preferred Stock, then, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted into shares of Class A Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 9(c)(iv) shall become effective retroactively in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution.

                                    (v)     In case the Corporation shall at any
time or from time to time (A) make a distribution to all holders of shares of its Common Stock consisting exclusively of cash (excluding any cash portion of distributions referred to in paragraph (iv) above, or cash distributed upon a merger or consolidation to which (B) of this paragraph below applies), that, when combined together with (x) all other such all-cash distributions made within the then-preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of any other consideration paid or payable in respect of any tender offer by the Corporation or any of its subsidiaries for shares of Common Stock concluded within the then-preceding 12 months in respect of which no adjustment pursuant to this Section 9(c) has been made, in the aggregate exceeds 15% of the Corporation's Market Capitalization as of the record date of such distribution; (B) complete a tender or exchange offer which the Corporation or any of its subsidiaries makes for shares of the Corporation's Common Stock that involves an aggregate consideration that, together with (x) any cash and other consideration payable in a tender or exchange offer by the Corporation or any of its subsidiaries for shares of the Corporation's Common Stock expiring within the then preceding 12 months in respect of which no adjustment has been made and (y) the aggregate amount of any such all-cash distributions referred to in (A) of this paragraph to all holders of shares of Common Stock within the then preceding 12 months in respect of which not adjustments have been made, exceeds 15% of the Corporation's Market Capitalization just prior to the expiration of such tender offer; or (C) make a distribution to all holders of its Common Stock consisting of evidences of indebtedness, shares of its capital stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in this Section 9(c)), then, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution or completion of such tender or exchange offer, as the case may be, by a fraction (x) the numerator of which shall be the Market Value as of the record date referred to below, or, if such adjustment is made upon the completion of a tender or exchange offer, as of the payment date for such offer, and (y) the denominator of which shall be such Market Value less the then fair market value (as determined by the Board of Directors of the Corporation) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or paid in such tender or exchange offer, applicable to one share of Common Stock (but such denominator not to be less than one); provided, however, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Corporation if the holder of shares of Preferred Stock would otherwise be entitled to receive such rights upon Conversion at any time of shares of Preferred Stock into shares of Class A Common Stock unless such rights are subsequently redeemed by the Corporation, in which case such redemption shall be treated for purposes of this Section 9(c)(v) as a dividend on the Common Stock. Such adjustment shall be made whenever any such distribution is made or tender or exchange offer is completed, as the case may be, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                                    (vi)    In the case the Corporation at any
time or from time to time shall take any action affecting its Common Stock (it being understood that the issuance or sale of shares of Class A Common Stock (or securities convertible into or exchangeable for shares of Class A Common Stock, or any options, warrants or other rights to acquire shares of Class A Common Stock) to any Person at a price per share less than the Conversion Price then in effect shall not be deemed such an action), other than an action described in any of Section 9(c)(i) through Section 9(c)(v), inclusive, or Section 9(g), then the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation in good faith determines to be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the Preferred Stock).

                                    (vii)   Notwithstanding anything in this
Exhibit A to the contrary, no adjustment under this Section 9(c) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then if effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price. Notwithstanding anything to the contrary, no Conversion Price adjustment will be made as a result of the issuance of the Corporation's Class A Common Stock on conversion of the Preferred Stock. Each event requiring adjustment to the Conversion Price will require only a single adjustment even though more than one of the foregoing adjustment clauses may be applicable to such event.

                                    (viii)  The Corporation reserves the right
to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Corporation elects to make such a reduction in the Conversion Price, the Corporation will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

                           (d)      If the Corporation shall take a record of
the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

                           (e)      Upon any increase or decrease in the
Conversion Price, then, and in each such case, the Corporation promptly shall deliver to each registered holder of Preferred Stock a certificate signed by an authorized officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

                           (f)      No fractional shares or scrip representing
fractional shares of Class A Common Stock shall be issued upon the conversion of any shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Preference of the shares of Preferred Stock so surrendered. If the conversion of any share or shares of Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the last reported sale price of the Class A Common Stock on the Nasdaq Stock Market (or on such other national securities exchange or authorized quotation system on which the Class A Common Stock is then listed for trading or authorized for quotation or, if the Class A Common Stock is not then so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Class A Common Stock) at the close of business on the trading day next preceding the day of conversion shall be paid to such holder in cash by the Corporation.

                           (g)      In the event of any capital reorganization
or reclassification or other change of outstanding shares of Class A Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or in the event of any consolidation or merger of the Corporation with or into another Person (other than a consolidation or merger in which the Corporation is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Class A Common Stock), or in the event of any sale or other disposition to another Person of all or substantially all of the assets of the Corporation (other than any assets not owned directly or indirectly by the Corporation and its subsidiaries) (computed on a consolidated basis) (any of the foregoing, a "Transaction"), each share of Preferred Stock then outstanding shall, without the consent of any holder of Preferred Stock, become convertible only into the kind and amount of shares of stock or other securities (of the Corporation or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Class A Common Stock into which such share of Preferred Stock could have been converted immediately prior to such Transaction after giving effect to any adjustment event. The provisions of this Section 9(g) and any equivalent thereof in any such certificate similarly shall apply to successive Transactions. The provisions of this Section 9(g) shall be the sole right of holders of Preferred Stock in connection with any Transaction and such holders shall have no separate vote thereon.

                           (h)      In the event of any distribution by the
Corporation to its stockholders of all or substantially all of its assets (other than any assets not owned directly or indirectly by the Corporation and its subsidiaries) (computed on a consolidated basis), each holder of Preferred Stock will participate pro rata in such distribution based on the number of shares of Class A Common Stock into which such holders' shares of Preferred Stock would have been convertible immediately prior to such distribution.

                           (i)      The Corporation shall at all times reserve
and keep available for issuance upon the conversion of the Preferred Stock such number of its authorized but unissued shares of Class A Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall take all action required to increase the authorized number of shares of Class A Common Stock if at any time there shall be insufficient unissued shares of Class A Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.

                           (j)      The issuance or delivery of certificates for
Class A Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting holder of shares of Preferred Stock for such certificates or for any documentary stamp or similar issue or transfer tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

         10.      Other Provisions.

                  10.1 With respect to any notice to a holder of shares of Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner provided in this Exhibit A shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

                  10.2 Shares of Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Indiana law, have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, except that any issuance or reissuance of shares of Preferred Stock must be in compliance with this Certificate of Designation.

                  10.3 The shares of Preferred Stock shall be issuable only in whole shares.

                  10.4 All notices periods referred to in this Exhibit A shall commence on the date of the mailing of the applicable notice.


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